Exhibit 10.66
June 1, 2005
Mr. Richard Gershenson
31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
          Re: Ramco-Gershenson Properties Trust
Dear Richard:
          Reference is made to that certain Employment Agreement dated as of May 10, 1996, by and between Ramco-Gershenson Properties Trust and Richard Gershenson. Such Agreement had a term of three years and has been extended thereafter from year to year.
          In connection with your decision to leave the employment of the Trust and in consideration of your willingness to provide consulting services to the Trust for a period of 12 months from and after the termination of your employment, you and the Trust agree as follows:
1.	Your employment with the Trust pursuant to the Employment Agreement dated May 10, 1996, shall be deemed terminated as of May 31, 2005. Upon execution of this letter you shall receive the sum of $250,000.00 as full payment of any bonus due and owing you for services rendered.

2.	From June 1, 2005, until May 31, 2006, you shall provide consulting services to the Trust as requested by the Trust, including working on behalf of the Trust to conclude the transactions listed on Exhibit A hereto. In consideration of your efforts on behalf of the Trust and provided you continue to perform services as requested of you by the Trust during such period, the Trust will pay you $10,000.00 per month commencing June 1, 2005, through May 31, 2006. You shall provide the Trust with a monthly accounting of your activities.

3.	It is recognized that in your role as consultant to the Trust there is the potential that you will be introduced to business opportunities while acting in your role as consultant to the Trust. These business opportunities shall belong to the Trust whether or not you offer them to the Trust initially or not and whether or not you or the company in which you become employed, which we understand to be Gershenson Realty and Investment, elects to pursue them in any fashion or manner at any time after the end of your consulting arrangement.

4.	The Trust will reimburse you for the cost of medical coverage incurred by you through and including your consulting period. Upon the termination of your consulting period the Trust shall have the right to either continue such coverage for as long thereafter as it deems appropriate or to pay to you the sum of $150,000.00 less the cost incurred by the Trust in providing you with such coverage from June 1, 2005, through the date of termination of such coverage.

5.	There is listed on Exhibit A hereto a number of business opportunities upon which you are working on behalf of the Trust. Any new opportunities identified by you shall be added to the list. Each of these opportunities is designated as “New Opportunity.” As to any such New Opportunity, if the Trust shall “close” on any of them, you shall be entitled to a bonus for your efforts in connection therewith of $75,000.00 per transaction. The term “close” shall mean the actual conveyance of the property to the Trust or an affiliate of the Trust.

6.	Until such time as you have relocated your office, you shall have the right to use your existing office through the period of your consulting services. You shall continue to have the right to your current parking space for as long as such space is available to the Company and the Company shall pay the cost thereof through December 31, 2005. In connection with your election to move your office, you shall be entitled to a relocation allowance of $35,000.00 upon your so vacating your office. In the event you so relocate, you shall be entitled to take the furniture currently located in your office with you at no cost.
      Please confirm that the foregoing accurately sets forth our agreement.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST

	By:	/s/ Dennis Gershenson
Dennis Gershenson

Acknowledged and agreed.

/s/ Richard Gershenson
RICHARD GERSHENSON

Date: June 2, 2005